LINE OF CREDIT AGREEMENT

THIS LINE OF CREDIT AGREEMENT (the "Agreement") is made and entered into this 26th day of March, 1996 by and between SANWA BANK CALIFORNIA (the "Bank") and PUBLIC STORAGE PROPERTIES XIV, INC. (the "Borrower").

                                    SECTION 1
                                AGREEMENT TO LEND

          1.01 COMMITMENT TO LEND. Subject to the terms and conditions of this Agreement and so long as no Event of Default occurs, the Bank agrees to extend to the Borrower the credit accommodations that follow.

          1.02 LINE OF CREDIT. The Bank agrees to make loans and advances ("Advances") to the Borrower, upon the Borrower's request therefor made prior to the Expiration Date, up to a total principal amount from time to time outstanding of not more than $2,500,000 (the "Line of Credit"); provided that any sums repaid under the Line of Credit may be reborrowed.

               A. PURPOSE. Advances made under the Line of Credit shall be used for general working capital purposes and for stock repurchases.

               B. LINE ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit the ("Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

               C. INTEREST. Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to paragraph 1.02 C 1 or paragraph 1.02 C 2 below:

                  1. VARIABLE RATE ADVANCES: A variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate (the "Reference Rate") and as to which loans may be made by the Bank at, below or above such reference rate plus .25% (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                  2. LIBOR ADVANCES: A fixed rate quoted by the Bank for 1, 2, 3, or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "LIBOR Interest Period"] for Advances in the minimum amount of $100,000 and in $10,000 increments thereafter. Such interest rate shall be a percentage approximately equivalent to 2.25% in excess of the Bank's LIBOR Rate which is that rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1//16%)) of the U.S. dollar London Interbank Offered Rates for such period appearing on page 3750 (or such other page as may replace page 3750 of the Telerate screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first days of such period (adjusted for any and all assessments, surcharges and reserve requirements) [the "LIBOR Rate"]. An Advance based upon the LIBOR Rate is hereinafter referred to as the "LIBOR Advance".

                  Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

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

                  Interest on Variable Rate Advances and LIBOR Advances shall be paid in monthly installments commencing on the first day of the month following the date of the first such Advance and continuing on the first day of each month thereafter.

                  If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

               D. NOTICE OF ELECTION TO ADJUST INTEREST RATE. The Borrower may elect:

                  1. That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

                  2. That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance.

               E. PREPAYMENT. The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto. If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss (including interest) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment.

               F. INDEMNIFICATION FOR LIBOR RATE COSTS. During any period of time in which interest on any Advance is accruing on the basis of LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate.

               G. CONVERSION FROM LIBOR RATE TO VARIABLE RATE. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirming in writing) to the Borrower, in which event the LIBOR Advance, shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

               H. PRINCIPAL. Unless sooner due in accordance with the terms of this Agreement, on the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

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

               I. EXPIRATION OF LINE OF CREDIT. Unless earlier terminated in accordance with the terms of this Agreement, the Bank's commitment to make Advances to the Borrower hereunder shall automatically expire on December 31, 1998 (the "Expiration Date").

               J. DISBURSEMENT OF PROCEEDS FROM ADVANCES. Any Advance made hereunder shall be conclusively presumed to have been made to and for the Borrower's benefit when the proceeds of such Advance are disbursed in accordance with the Borrower's instructions or deposited into a checking account of the Borrower maintained at the Bank.

          1.03 TERM LOAN. The Bank agrees to lend to the Borrower on the Expiration Date, upon the Borrower's request therefore, up to the maximum amount of $2,500,000 (the "Term Loan").

               A. PURPOSE. Proceeds from the Term Loan shall be used to refinance the Line of Credit.

               B. TERM LOAN ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries setting forth all payments made, the application of such payments to interest and principal, accrued and unpaid interest (if any) and the outstanding principal balance under the Term Loan (the "Term Loan Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Term Loan Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which deems to be incorrect.

               C. INTEREST. Interest shall accrue at one of the following rates as elected by Borrower:

                  a. VARIABLE RATE BALANCES. The outstanding principal balance of the Term Loan ("Term Balance") shall bear interest at a rate per annum equal to Bank's Reference Rate, as it may change from time to time, plus .25% ("Variable Rate Balances"). The rate of interest shall be adjusted concurrently with any change in Bank's Reference Rate.

                  b. FIXED RATE BALANCES. In addition to Variable Rate Balances, the Bank hereby agrees to make the Term Balance or a portion thereof, accrue interest at a fixed rate quoted by the Bank for 1, 2, 3, or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend maturity date hereof) [the "Interest Period"] for Term Balances in the minimum amount of $100,000 and in $10,000 increments thereafter. Such interest rate shall be a percentage approximately equivalent to 2.25% in excess of the Bank's LIBOR Rate which is that rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%) of the U.S. dollar London Interbank Offered Rates for such period appearing on page 3750 (or such other page as may replace page 3750 of the Telerate screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first days of such period (adjusted for any and all assessments, surcharges and reserve requirements) [the "Fixed Rate"]. Term Balances based upon the Fixed Rate are hereinafter referred to as "Fixed Rate Balances".

               Borrower hereby promises and agrees to pay interest on any Fixed Rate Balances and Variable Rate Balances monthly in arrears on the 1st calendar day of each month.

               Interest shall be calculated on a year of 360 days for actual days elapsed.

                  c. NOTICE OF ELECTION TO ADJUST INTEREST RATE. Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a business day, the Borrower may elect:

                  (1) That interest on a Variable Rate Balance shall be adjusted to accrued at the Fixed Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which Borrower requests that interest be adjusted to accrue at the Fixed Rate.

                  (2) That interest on a Fixed Rate Balance shall continue to accrue at a newly quoted Fixed Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however that such notice shall be received by the Bank no later than two business days prior to the last day of the Interest Period pertaining to such Fixed Rate Balance. If the Bank shall not have received notice as prescribed herein of Borrower's election that interest on any Fixed Rate Balance shall continue to accrue at the Fixed Rate, Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the Interest Period pertaining to such Term Balance.

               d. PROHIBITION AGAINST PREPAYMENT OF FIXED RATE BALANCES. Notwithstanding anything to the contrary in the Agreement, no prepayment shall be made on any Fixed Rate Balance except on a day which is the last day of the Interest Period pertaining thereto. If the whole or any part of any Fixed Rate Balance is prepaid by reason of acceleration or otherwise, the Borrower shall upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss (including interest) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment. Any prepayment shall first be applied to pay accrued interest, then be applied to reduce the principal balance payable on the date set forth in numbered subparagraph D hereinbelow, and the remaining portion (if any) of such prepayment shall then be applied to pay the principal installment(s) of latest maturity under the Note.

               e. INDEMNIFICATION FOR FIXED RATE COSTS. During any period of time in which interest on any Term Balance is accruing on the Fixed Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve deposit or similar requirements or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Fixed Rate.

               f. CONVERSION FROM FIXED RATE TO VARIABLE RATE. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate (i) is infeasible because the Bank is unable to determine the Fixed Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Balance and for a period of time approximately equal to the relevant Interest Period; or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Fixed Rate Balance shall be deemed to be a Variable Rate Balance and interest shall thereupon immediately accrue at the Variable Rate.

               D. Principal. The Borrower hereby promises and agrees to pay principal in 11 equal monthly installments in an amount equal to 1/48th of the outstanding principal amount of the Line of Credit on December 31, 1998, commencing on January 31, 1999. On December 31, 1999, the Borrower hereby promises and agrees to pay the Bank the entire unpaid principal balance, together with accrued and unpaid interest.

          1.04 Late Payment: If any payment of principal or interest, or any portion thereof, under this Agreement is not paid within (10) ten calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

          1.05 Account Debit. Borrower hereby authorizes Bank to charge, from time to time, against any or all of any Borrower's deposit accounts with Bank any amount due under this Agreement.

          Each payment received by the Bank shall, at the Bank's option, be applied to pay interest then due and unpaid and the remainder thereof (if any) shall be applied to pay principal.

                                   SECTION II
                              CONDITIONS PRECEDENT

          2.01 CONDITIONS PRECEDENT TO FIRST ADVANCE. Prior to the first Advance hereunder the Borrower shall deliver or cause to be delivered to the Bank, in form and substance satisfactory to the Bank:

               A. AUTHORITY TO BORROW. Evidence relating to the duly given approval and authorization of the execution, delivery and performance of this Agreement, all other documents, instruments and agreements required under this Agreement and all other actions to be taken by the Borrower hereunder or thereunder.

               B. LOAN DOCUMENTS. The documents described herein, as applicable, and all other documents, instruments and agreements required or necessary to consummate the transactions contemplated under this Agreement (collectively the "Loan Documents"), all fully executed.

               C. LOAN FEES. A loan fee of $6,250.

               D. MISCELLANEOUS DOCUMENTS. Such other documents and opinions as the Bank may require with respect to the transactions described in this Agreement.

          2.02 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of the Bank to make each Advance (including the first Advance) is subject to the further conditions precedent that, as of the date of each Advance and after the making of such Advance:

               A.  REPRESENTATIONS  AND  WARRANTIES.   The  representations  and
warranties set forth in Section III hereof and in any other document, instrument agreement or certificate delivered to the Bank hereunder are true and correct.

               B. EVENT OF DEFAULT. No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default as defined in Section V hereof.

          For the purposes hereof, the Borrower's acceptance of the proceeds of any Advance shall be deemed to constitute the Borrower's representation and warranty that the statements set forth in section 2.02 A and 2.02 B above are true and correct.

                                   SECTION III
                         REPRESENTATIONS AND WARRANTIES

          The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

          3.01 STATUS. The Borrower is a corporation, duly organized and validly existing under the laws of the State of California and is properly licensed, qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

          3.02 AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents have been duly authorized and do not and will not: (i) violate any provision of any law, rule regulation, writ, judgment or injunction presently in effect affecting the Borrower; (ii) result in a breach of or constitute a default under any material agreement to which the Borrower is a party or by which it or its properties may be bound of affected; (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

          3.03 LEGAL EFFECT. This Agreement constitutes, and any document, instrument or agreement required hereunder when delivered will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          3.04 FICTITIOUS TRADE STYLES. There are no fictitious trade styles used by the Borrower in connection with its business operations, other than the following service marks: "Public Storage" and "PS: Public Storage Rental Spaces". The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

          3.05 FINANCIAL STATEMENTS. All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the Borrower's financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of any such financial statement, information or other data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

          3.06 LITIGATION. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations.

          3.07 TITLE TO ASSETS; PERMITTED LIENS. The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person other than:
(i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being duly contested in good faith; (iii) liens of mechanics, materialmen, warehousemen or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (v) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure indebtedness outstanding on the date hereof or permitted to be incurred hereunder; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets (collectively "Permitted Liens").

          3.08 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder ("ERISA"), such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

          3.09 TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

          3.10 ENVIRONMENTAL COMPLIANCE. The Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are not suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

          3.11 MARGIN STOCK. The proceeds of any Advance under the Line of Credit will not be used to purchase or carry margin stock as such term in defined under Regulation U of the Board of Governors of the Federal Reserve System.

                                   SECTION IV
                                    COVENANTS

          The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower shall, unless the Bank otherwise consents in writing:

          4.01 COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve all rights and privileges now enjoyed; and conducts its business in accordance with all applicable laws, rules and regulations.

          4.02 MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank.

          4.03 PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith.

          4.04 INSPECTION RIGHTS. At any reasonable time and from time to time permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and to discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower now or at any time hereafter maintains any records (including, but not limited to, computer generated records and computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable time and to provide the Bank with copies of any records it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.

          4.05 REPORTING REQUIREMENTS. Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

               A. ANNUAL STATEMENTS. Not later than 90 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report of the Borrower for such year, which report shall be prepared by a firm of certified public accountants acceptable to Bank, and a copy of the Borrower's Form 10-K filed with the Securities and Exchange Commission.

               B. INTERIM STATEMENTS. Not later than 45 days after the end of each fiscal quarter, the Borrower's financial statement as of the end of such quarter and a copy of the Borrower's Form 10-Q filed with the Securities and Exchange Commission.

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
               C. COMPLIANCE CERTIFICATE. Not later than 90 days after the end of each fiscal year and 45 days after the end of each fiscal quarter, a certificate signed by the chief financial officer or other financial officer of the Borrower stating that the representations and warranties contained herein and in any other document, instrument or certificate delivered to the Bank hereunder are correct and that no event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default hereunder, substantially in the form attached hereto.

               D. OTHER INFORMATION. Promptly upon the Bank's request, such other information pertaining to the Borrower as the Bank may reasonably request.

          4.06 ADDITIONAL INDEBTEDNESS. Not, after the date hereof, create, incur or assume, directly or indirectly, any liability or indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business.

          4.07 LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any such properties, except for Permitted Liens and as otherwise provided in this Agreement.

          4.08 CHANGE IN THE NATURE OF BUSINESS. Not make any material change in its financial structure or in the nature of its business as existing or conducted as of the date of this Agreement.

          4.09 FINANCIAL CONDITION. Maintain at all times:

               A. ADVANCES TO ASSETS. A ratio of the aggregate Advances outstanding hereunder to total assets of not more than .15 to 1.

               B. DEBT TO EQUITY. A debt to shareholders equity ratio of not more than .20 to 1.

               C. FIXED CHARGE COVERAGE RATIO. A ratio of the sum of net profit plus depreciation and amortization expense plus non-cash charges plus interest expense to sum of the current portion of long term debt plus interest expense, plus dividends plus capital expenditures of not less than 1 to 1 at the end of each fiscal quarter for the immediately preceding four fiscal quarters.

         For purposes of the foregoing, the term "debt" shall mean all of the Borrower's liabilities excluding indebtedness subordinated (by its terms or by written agreement) to indebtedness owed by the Borrower to the Bank.

          4.10 NOTICES. Give prompt written notice to the Bank of any and all Events of Default and litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $100,000.

          4.11 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business in accordance with all applicable laws, rules and regulations.

          4.12 TRANSFER ASSETS. Not sell, contract for sale, transfer, convey, assign, lease or sublet any of its assets except in the ordinary course of business as presently conducted by the Borrower, and then, only for full, fair and reasonable consideration.

          4.13 ENVIRONMENTAL COMPLIANCE. The Borrower shall:

               A. Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

               B. Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials.

               C. Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

               D. At all times indemnify and hold harmless Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials.

                                    SECTION V
                                EVENTS OF DEFAULT

          Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

          5.01 NON-PAYMENT. The Borrower shall fail to pay any payment of principal or interest or any other sum referred to in this Agreement within 10 days of when due.

          5.02 PERFORMANCE UNDER THIS AND OTHER AGREEMENTS. The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other document, instrument or agreement, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

          5.03 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any Guarantor shall prove to have been incorrect in any material respect when made or given when deemed to have been made or given.

          5.04 INSOLVENCY. The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or a substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

          5.05 EXECUTION. Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

          5.06 SUSPENSION. The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

          5.07 MANAGEMENT AGREEMENT. Any breach of or termination of that certain management agreement by and between Borrower and Public Storage Management, Inc.

                                   SECTION VI
                               REMEDIES OF DEFAULT

          Upon the occurrence of any Event of Default, the Bank may, at its sole election, without demand any upon only such notice may be required by law:

          6.01 ACCELERATION. Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

          6.02 CEASE EXTENDING CREDIT. Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

          6.03 TERMINATION. Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

          6.04 NON-EXCLUSIVITY OF REMEDIES. Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

                                   SECTION VII
                            MISCELLANEOUS PROVISIONS

          7.01 AMOUNTS PAYABLE ON DEMAND. If the Borrower fails to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower's failure to pay such amount, create an Advance in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

          7.02 DEFAULT INTEREST RATE. If an Event of Default, or an event which , with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

          7.03 ACCOUNTING AND OTHER TERMS. All references to financial statements, assets, liabilities and similar accounting terms not specifically defined in this Agreement shall mean such financial statements prepared and such terms determined in accordance with generally accepted accounting principles consistently applied. Except where otherwise specified in this Agreement, all financial data submitted or to be submitted to the Bank pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the California Uniform Commercial Code.

          7.04 RELIANCE. Each warranty, representation, covenant and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants or agreements which the Borrower shall now or hereafter give or cause to be given, to the Bank.

          7.05 ATTORNEY'S FEES. Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

          7.06 NOTICES. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed to the address set forth below such party's signature to this Agreement or to such other address as may be specified from time to time in writing by either party to the other.

          7.07 WAIVER. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder or under any other document, instrument or agreement mentioned herein constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

          7.08 CONFLICTING PROVISIONS. To the extent that any of the terms or provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

          7.09 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the Bank's prior written consent. The Bank may sell, assign or grant participations in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower.

          7.10 JURISDICTION. This Agreement, any notes issued hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

          7.11 DISPUTE RESOLUTION. It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (1) this Agreement, or any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J.A.M.S.") as follows:

             a) STEP I - MEDIATION: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J.A.M.S. for mediation, that is, an informal, non-binding conference or conferences between the parties in which a retired judge or justice for the J.A.M.S. panel will seek to guide the parties to a resolution of the case.

             b) STEP II - UNSECURED CONTRACTS - ARBITRATION: Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase then all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in Los Angeles County and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. and judgment upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys fees and costs. This subparagraph (b) shall apply only if, at the time of the submission of the matter to J.A.M.S., the dispute(s) or issue(s) do(es) not arise out of a transaction(s) which is/are secured by real property collateral or, if so secured, all parties consent to such submission.

As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter each party shall, within 10 days of receipt of said statement, deposit said sum with the Arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

             c) Provisional Remedies, Self Help and Foreclosure: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

          7.12 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND OTHER LOAN DOCUMENTS.

          7.13 HEADINGS. The headings set forth herein are solely for the purpose of identification and have no legal significance.

          7.12 ENTIRE AGREEMENT. This Agreement and the Loan Documents shall constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties or pertaining to the transactions contemplated hereunder that are not incorporate or referenced in this Agreement or the Loan Documents are superseded hereby.

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                 BORROWER:

SANWA BANK CALIFORNIA                 PUBLIC STORAGE PROPERTIES XIV, INC.


By:/s/ John F. Marder                   By:/s/ David P. Singelyn
   --------------------------              ------------------------------
Vice President                          Controller
-----------------------------           ---------------------------------
    (Name/Title)                            (Name/Title)

Address: 601 So. Figueroa               Address: 600 N. Brand Blvd.
        ---------------------                    ------------------------
Los Angeles, California 90017           Glendale , California 91203
-----------------------------           ---------------------------------
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